Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMSTOCK HOLDING COMPANIES, INC.

Comstock Holding Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is Comstock Holding Companies, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 24, 2004 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 17, 2004, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 28, 2011, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 22, 2012, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 18, 2015 (as amended, the “Amended and Restated Certificate of Incorporation).

2. The Amended and Restated Certificate of Incorporation is hereby amended by deleting the first part of Article IV that appears prior to section (A) of Article IV and inserting the following in lieu thereof:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Thirty One Million Four Hundred Twenty Eight Thousand and Five Hundred Seventy One (31,428,571) shares, of which:

Eleven Million Thirty Eight Thousand and Seventy One (11,038,071) shares, par value $0.01 per share, shall be shares of Class A common stock (the “Class A Common Stock”);

Three Hundred Ninety Thousand and Five Hundred (390,500) shares, par value $0.01 per share, shall be shares of Class B common stock (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and

Twenty Million (20,000,000) shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).”

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each seven shares of the Corporation’s Class A Common Stock, par value $0.01 per share, and each seven shares of the Corporation’s Class B Common Stock, par value $0.01 per share, issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Class A Common Stock, par value $0.01 per share, of the Corporation and one share of Class B Common Stock, par value $0.01 per share, of the Corporation, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Company. No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall receive cash from the Company in lieu of such fractional interest. With respect to shares of Class A Common Stock, the transfer agent will aggregate all fractional shares and sell them as soon as practicable at the then prevailing prices on the open market and stockholders will receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total net proceeds of such sales. With respect to shares of Class B Common Stock, the stockholders will receive the fair market value of their fractional shares, as determined in good faith by the Board.”

3. This Certificate of Amendment was effected pursuant to a resolution of the Board of Directors of the Corporation.

4. This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall be effective at 5:00 p.m. Eastern Time on September 25, 2015.

IN WITNESS WHEREOF, Comstock Holding Companies, Inc. has caused this Certificate of Amendment to be executed as of this 23rd day of September, 2015.

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer